February 17, 2017

State Street Bank and Trust Company

Channel Center

1 Iron Street

Boston, Massachusetts 02210

Attention: Shawn Alarie, Senior Vice President

Re: DIAMOND HILL ALL CAP SELECT FUND

Ladies and Gentlemen:

Reference is made to the Master Custodian Agreement dated as of March 1, 2014, between State Street Bank and Trust Company (the “Custodian”) and each of the entities set forth on Appendix A thereto, as amended, modified, or supplemented from time to time (the “Agreement”). Diamond Hill Funds hereby notifies the Custodian that Diamond Hill Select Fund has changed its name to Diamond Hill All Cap Select Fund. An updated version of Appendix A is attached hereto.

Please indicate your acceptance of the foregoing by signing this letter Agreement below.

Sincerely,

DIAMOND HILL FUNDS

By:	/s/ Thomas E. Line
Name:	Thomas E. Line
Title:	Chief Executive Officer, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

Effective Date: February 28, 2017

APPENDIX A

to

Master Custodian Agreement

(updated as of February 28, 2017)

Management Investment Companies Registered with the SEC and Portfolios thereof

DIAMOND HILL FUNDS

Diamond Hill Small Cap Fund

Diamond Hill Small-Mid Cap Fund

Diamond Hill Mid Cap Fund

Diamond Hill Large Cap Fund

Diamond Hill All Cap Select Fund (f/k/a Diamond Hill Select Fund)

Diamond Hill Long-Short Fund

Diamond Hill Financial Long-Short Fund

Diamond Hill Corporate Credit Fund (f/k/a Diamond Hill Strategic Income Fund)

Diamond Hill Research Opportunities Fund

Diamond Hill High Yield Fund

Diamond Hill Short Duration Total Return Fund

Diamond Hill Core Bond Fund

A-1